UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549
______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 27, 2007
(Date of earliest event reported)

NATHANIEL ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-27783	84-1572525
(State or Other Jurisdiction Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8001 S. Interport Blvd., Englewood, Colorado 80112
(Address of Principal Executive Offices)   (Zip Code)

Registrant’s telephone number, including area code: (303) 690-8300
____________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01	Change in Control of Registrant

To the knowledge of the board of directors of Nathaniel Energy Corporation, on July 27, 2007, Richard C. Strain sold 46,000,000 shares of common stock of Nathaniel, representing approximately 50.7% of Nathaniel’s issued and outstanding shares of common stock, to Vista International, Inc. Nathaniel has been advised that the sale was effectuated under a Stock Purchase Agreement dated July 13, 2007 between Richard Strain and Vista.

Nathaniel has been advised that the purchase price for the shares is $5,000,000, payable as follows:

•	$250,000 in cash, which was paid by Vista to Mr. Strain at the closing.

•	a $4,750,000 promissory note which is payable by Vista to Mr. Strain as follows:

•	$1,750,000 within 90 days after the closing date, and

•	$3,000,000 within 12 months after the closing date.

Nathaniel has been advised that Vista has pledged the shares of Nathaniel’s common stock it purchased to Mr. Strain as collateral to secure Vista’s payment obligations under the promissory note.

Nathaniel is advised that the promissory note provides that Vista will cause Nathaniel to secure the promissory note with a lien over all of Nathaniel’s assets at such time as Vista is in a lawful position to do so.  Nathaniel is not a party to any agreement under which it has agreed to grant a lien over its assets to secure Vista’s obligations to Mr. Strain under the promissory note.

Vista has advised that it has obtained a commitment for an equity investment into Vista through private institutional, non-bank sources to fund this transaction and the future growth of Nathaniel.

Nathaniel is advised that Mr. Strain and Vista have agreed to cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as a part of their respective obligations under the Stock Purchase Agreement.

Vista has advised that other than the pledge agreement with Mr. Strain Vista has no arrangements with any other party that would result in a change in control of Nathaniel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NATHANIEL ENERGY CORPORATION

Dated: August 1, 2007	By:	/s/ Barry J. Kemble
Barry J. Kemble, Chief Executive Officer

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